                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                               (AMENDMENT NO. 2)*

                             Business Resource Group
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   12329K 10 4
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                                 (CUSIP Number)

                                December 31, 1998
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]  Rule 13d-1(b)

        [ ]  Rule 13d-1(c)

        [X]  Rule 13d-1(d)


                                Page 1 of 5 pages


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CUSIP NO. 12329K 10 4                13G                      PAGE 2 OF 5 PAGES
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  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      CHARLES J. WINTER
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  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   [ ]
                                                                     (b)   [ ]
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  3   SEC USE ONLY


-------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      UNITED STATES
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                    5   SOLE VOTING POWER

                        316,480
    NUMBER OF
                  -------------------------------------------------------------
      SHARES        6   SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY           -0-
                  -------------------------------------------------------------
       EACH         7   SOLE DISPOSITIVE POWER
    REPORTING
      PERSON            316,480
                  -------------------------------------------------------------
                    8   SHARED DISPOSITIVE POWER
       WITH
                        -0-

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  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      316,480
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 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      6.3% (AS OF 12/31/98)
-------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN
-------------------------------------------------------------------------------


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ITEM 1(a).     NAME OF ISSUER:

                      Business Resource Group
               ----------------------------------------------------------------


ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                      2150 North First Street, Suite 101, San Jose, CA  95131
               ----------------------------------------------------------------


ITEM 2(a).     NAME OF PERSON FILING:

                      Charles J. Winter
               ----------------------------------------------------------------


ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  24511 Summerhill Avenue, Los Altos, CA 95054
               ----------------------------------------------------------------


ITEM 2(c).     CITIZENSHIP:

                      United States
               ----------------------------------------------------------------


ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

                      Common Stock
               ----------------------------------------------------------------


ITEM 2(e).     CUSIP NUMBER:

                      12329K 10 4
               ----------------------------------------------------------------


ITEM 3.

        NOT APPLICABLE.

ITEM 4.  OWNERSHIP.

     (a)       Amount Beneficially Owned:

               316,480 shares
               ----------------------------------------------------------------


    (b) Percent of Class:

               6.3% (as of 12/31/98)
               ----------------------------------------------------------------

    (c) Number of shares as to which such person has:

    (i)   sole power to vote or to direct the vote    316,480 shares

    (ii)  shared power to vote or to direct the vote
                                                      --------------

    (iii) sole power to dispose or to direct the disposition of  316,480 shares

    (iv)  shared power to dispose or to direct the disposition of
                                                                  -------------


ITEM 5.

        NOT APPLICABLE.

ITEM 6.

        NOT APPLICABLE.

ITEM 7.

        NOT APPLICABLE.

                               Page 3 of 5 pages
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ITEM 8.

        NOT APPLICABLE.

ITEM 9.

        NOT APPLICABLE.

ITEM 10.

        NOT APPLICABLE.


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SIGNATURE



    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          1/26/99
                                   --------------------------------
                                            Date


                                    /s/ Charles J. Winter
                                   --------------------------------
                                           Signature


                                        Charles J. Winter
                                   --------------------------------
                                           Name/Title






        The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

        NOTE: SCHEDULES FILED IN PAPER FORMAT SHALL INCLUDE A SIGNED ORIGINAL AND FIVE COPIES OF THE SCHEDULE, INCLUDING ALL EXHIBITS. SEE RULE 13d-7(b) FOR OTHER PARTIES TO WHOM COPIES ARE TO BE SENT.

        ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. (SEE 18 U.S.C. 1001).





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